Filed Pursuant to Rule 433

Registration Statement No. 333-181769

November 5, 2013

THE TORONTO-DOMINION BANK

US$1,500,000,000 FLOATING RATE SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2015

FINAL TERM SHEET

DATED NOVEMBER 5, 2013

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated November 5, 2013, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 15, 2012 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated June 15, 2012.

Issuer:	The Toronto-Dominion Bank

Issue:	Floating Rate Senior Medium-Term Notes, Series A, due 2015 (the “Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa1 (outlook: stable) / Standard & Poor’s: AA- (outlook: stable)

Principal Amount:	US$1,500,000,000

Issue Price:	100.00%

Trade Date:	November 5, 2013

Settlement Date (T+2):	November 7, 2013 (DTC)

Maturity Date:	November 6, 2015

Minimum Denomination:	US$2,000 and multiples of US$1,000

Base Rate:	USD LIBOR

Index Maturity:	Three months

Spread:	+20 basis points

Commissions:	0.20%

Interest Payment Dates and Interest Reset Dates:	Quarterly, on February 6, May 6, August 6 and November 6 of each year, beginning February 6, 2014, short first coupon.

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Interest Determination Date:	The second London business day preceding the applicable Interest Reset Date.

Record Dates for Interest Payments:	The fifteenth calendar day prior to the applicable Interest Payment Date.

Day Count Fraction:	Actual/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the pricing supplement), the Issuer may, at its option, redeem the Notes in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Listing:	None

Joint Book-Runners:	TD Securities (USA) LLC Wells Fargo Securities, LLC

CUSIP / ISIN:	89114Q AN8 / US89114QAN88

The Issuer has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Runners will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.